  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1998.
                                                      REGISTRATION NO. 333-64471
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                               -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                               -------------------

                             COLLEGIATE PACIFIC INC.
                 (Name of small business issuer in its charter)

 PENNSYLVANIA                        5091                      22-2795073
(State or other           (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of                  Classification             Identification No.)
incorporation                     Code Number)
or organization)

  13950 SENLAC, SUITE 200                          MICHAEL J. BLUMENFELD
FARMERS BRANCH, TEXAS 75235                PRESIDENT AND CHIEF EXECUTIVE OFFICER
     (972) 243-8100                               13950 SENLAC, SUITE 200
  (Address and telephone                      FARMERS BRANCH, TEXAS 75235
number of principal executive                        (972) 243-8100
offices and principal place of              (Name, address and telephone number
business)                                         of agent for service)

                             -------------------

                                  COPIES TO:
                               Alan J. Bogdanow
                            Hughes & Luce, L.L.P.
                         1717 Main Street, Suite 2800
                             Dallas, Texas  75201
                                (214) 939-5500

                             -------------------

       APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

       IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

       IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                             -------------------

                       CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF           AMOUNT TO        OFFERING PRICE          AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED      BE REGISTERED       PER SHARE (1)      OFFERING PRICE (1)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
      Common Stock, $.01 par value        2,537,500            $2.25(2)          $5,709,375(2)           $1,685
--------------------------------------------------------------------------------------------------------------------

(1)    Estimated solely for calculating the registration fee.
(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, which is based on the average of the bid and ask price of the Company's common stock on September 21, 1998.

                             -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1993, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                            COLLEGIATE PACIFIC INC.

                                2,537,500 SHARES
                                  COMMON STOCK

                          --------------------------

         This Prospectus relates to an offering of up to 2,537,500 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Collegiate Pacific Inc., a Pennsylvania corporation (the "Company"), which were acquired as follows: (a) 2,000,000 shares of Common Stock were acquired by Michael J. Blumenfeld ("Blumenfeld") pursuant to that certain Stock Purchase Agreement dated as of August 18, 1997 by and between Blumenfeld, Adam Blumenfeld and the Company; (b) 137,500 shares of Common Stock were acquired by Richard Hershorin and Patti Hershorin (collectively, the "Hershorins") pursuant to that certain Agreement for Purchase and Sale of Stock dated as of April 14, 1998 by and between the Hershorins and the Company; and (c) 100,000 shares of Common Stock were acquired by each of Cary W. Bawcum, Stanley Graber, Frank A. Jones, and Joel W. Brown (collectively, the "VPI Stockholders") pursuant to a Plan and Agreement of Merger dated as of May 31, 1998 by and between Vantage Products International, Inc., the VPI Stockholders, and the Company. Blumenfeld, the Hershorins, and the VPI Stockholders are collectively referred to herein as the "Selling Shareholders".

         The Shares being registered are being offered for the account of the Selling Shareholders. See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares offered hereby. The sale of the Shares offered hereby may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on the Over-The-Counter Bulletin Board (the "Bulletin Board"), in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices. See "Plan of Distribution."


         The Common Stock is quoted on the Bulletin Board under the symbol "BUBA." On October 23, 1998, the bid and ask price of the Common Stock, as reported by the National Association of Securities Dealers ("NASD") on the Bulletin Board, was $2.219 and $2.25 per share.


                          --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                          --------------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.

                          --------------------------

               The date of this Prospectus is October ___, 1998.

                               TABLE OF CONTENTS

                 Available Information  . . . . . . . . . . . . . . . .    3
                 Summary  . . . . . . . . . . . . . . . . . . . . . . .    4
                 Risk Factors . . . . . . . . . . . . . . . . . . . . .    7
                 The Company  . . . . . . . . . . . . . . . . . . . . .    9
                 Management . . . . . . . . . . . . . . . . . . . . . .    11
                 Market Price and Dividend Data . . . . . . . . . . . .    13
                 Management's Discussion and
                     Analysis of Financial Condition
                     and Results of Operations  . . . . . . . . . . . .    14
                 Legal Matters  . . . . . . . . . . . . . . . . . . . .    15
                 Experts  . . . . . . . . . . . . . . . . . . . . . . .    15
                 Indemnification  . . . . . . . . . . . . . . . . . . .    16
                 Financial Statements . . . . . . . . . . . . . . . . .    17

                          --------------------------


         Investors should rely only on the information contained in this Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.

                             AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at its West Regional Office located at 5670 Wilshire Blvd., Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is http://www.sec.gov. The Company is a publicly held corporation and its Common Stock is traded on the Bulletin Board under the symbol "BUBA."

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

         The Company has filed with the Commission a Registration Statement on Form SB-2 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                                    SUMMARY

         CERTAIN INFORMATION IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE "FORWARD-LOOKING STATEMENTS" FOR PURPOSES OF THESE PROVISIONS, INCLUDING ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL ITEMS, ANY STATEMENTS OF THE PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS OR SERVICES, ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE, AND ANY STATEMENT OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING. IN SOME CASES, FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECTS," "BELIEVES", "PLANS," "ANTICIPATES," "ESTIMATES," "POTENTIAL," OR "CONTINUE," OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS OR ANY OF ITS FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR ASSUMED IN THE COMPANY'S FORWARD-LOOKING STATEMENTS. THE COMPANY'S FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AS WELL AS ANY FORWARD-LOOKING STATEMENTS, ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SUMMARIZED IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 7.

                              RECENT DEVELOPMENTS

         From August 1989 to June 16, 1997, the Company was engaged in the business of developing and marketing drug testing products. On June 16, 1997, the Company sold substantially all of its assets, and thereafter had no formal operations.

         On February 17, 1998, the Company's stockholders authorized the Company to enter into the business of distributing sports equipment, which was effected through (a) the sale of 10,000,000 shares of Common Stock, a controlling interest in the Company, to Michael J. Blumenfeld (9,800,000 shares) and Adam Blumenfeld (200,000 shares), at $.20 per share (the average of the bid and ask price of the Common Stock on August 18, 1997, the date of the Stock Purchase Agreement between the Company and Michael and Adam Blumenfeld), or an aggregate purchase price of $2,000,000, and (b) the sale by Michael J. Blumenfeld to the Company, at cost, of all of the assets, including the corporate name, of Collegiate Pacific Inc. f/k/a Nitro Sports Inc., a Texas corporation, which company was formed in 1997 to engage in the catalog and mail order distribution of sports equipment.

         On February 24, 1998, the Company entered into an exclusive Distribution Agreement with Equipmart, Inc., a manufacturer of rollers and component parts for the tennis industry.

         On March 7, 1998, the Company entered into an exclusive Distribution Agreement with FunNets, Inc., a manufacturer of plastic frames and nets used as soccer goals and other related purposes.

         On March 21, 1998, the Company entered into an exclusive Distribution Agreement with Pro Gym Equipment, Inc., a manufacturer of weight lifting and exercise equipment and other recreational and sporting goods.

         On April 14, 1998, the Company acquired all of the issued and outstanding capital stock of Product Merchandising, Inc., a mail order distribution company that distributes products and equipment for summer camps.

         On May 31, 1998, Vantage Products International, Inc., a distributor of baseball netting and other related baseball products, merged with and into the Company.

                                  THE COMPANY

         The Company is in the business of the mail order marketing of sports equipment primarily to institutional customers located throughout the United States. The Company's principal customers include country clubs, schools, YMCAs and YWCAs (and similar recreational organizations), municipal recreation departments, and other governmental agencies. The Company offers a broad line of sporting equipment, including inflatable balls, nets for various sports, standards and goals for sports, weight lifting equipment, and other recreational products, and provides after sale customer service through toll-free numbers. The Company believes that prompt delivery of a broad range of products at competitive prices, coupled with prompt, accessible customer service, differentiates the

Company from its competitors. The Company currently markets approximately 500 sports related equipment products to over 200,000 potential institutional, retail, mass merchant, and team dealer customers. Since commencing operations, the Company has sold products to approximately 10,000 customers.

         The Company currently has a master mailing list of over 200,000 potential customers and intends to distribute approximately 700,000 catalogs and fliers to this audience during Fiscal Year 1999. This mailing list, which has been developed under the supervision of the President of the Company, who has 25 years of experience in the industry, is carefully maintained, screened, and cross-checked. The master mailing list is subdivided into various combinations designed to place catalogs in the hands of individual purchase decision makers. The master mailing list is also subdivided by relevant product types, seasons, and customer profiles. The Company also uses other forms of solicitations such as trade shows, telemarketing, broadcast fax programs, and the Internet.

         The Company was incorporated in Pennsylvania in 1987. The Company's executive offices are located at 13950 Senlac, Suite 200, Farmers Branch, Texas 75235, and its telephone number at that location is (972) 243-8100.

                              SELLING SHAREHOLDERS

         The table below sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholders immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the respective Selling Shareholders. Percentages are based on 17,016,833 shares of Common Stock outstanding on September 24, 1998.


                                                 Beneficial Ownership                 Beneficial Ownership
                                                   Prior to Offering                     After Offering
                                         -----------------------------------      ---------------------------
          Name of Beneficial Owner       Number of    Percent of   Shares to       Number of       Percent of
          ------------------------        Shares        Class       be Sold          Shares           Class
                                         ---------    ----------  ----------      -----------      ----------
          Michael J. Blumenfeld,       9,691,411        57.0%     2,000,000(1)      9,691,411(1)       57.0%
             President and Chief
             Executive Officer of
             the Company

          Richard and Patti              137,500         0.9%       137,500                 0             0%
           Hershorin

          Cary W. Bawcum                 100,000         0.7%       100,000                 0             0%

          Stanley Graber (2)             100,000         0.7%       100,000                 0             0%

          Frank A. Jones                 100,000         0.7%       100,000                 0             0%

          Joel W. Brown                  100,000         0.7%       100,000                 0             0%




--------------------------

(1) The 2,000,000 shares being registered by Mr. Blumenfeld are not intended to resale for the public. Instead, the shares are being registered for the purposes of collateralizing commercial bank lines or other forms of credit for the benefit of the Company.
(2)      Mr. Graber is the brother-in-law of Michael J. Blumenfeld.

                              PLAN OF DISTRIBUTION

         The sale of the Shares offered hereby may be effected from time to time directly or by one or more broker-dealers or agents in one or more transactions on the Bulletin Board, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

         In the event one or more broker-dealers or agents agree to sell the Shares, they may do so by purchasing the Shares as principals or by selling the Shares as agent for the Selling Shareholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for the applicable period under Regulation M of the Exchange Act prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

         In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The shares being registered by Mr. Blumenfeld are not intended for resale to the public. Instead, the shares are being registered for the purposes of collateralizing commercial bank lines or other forms of credit for the benefit of the Company.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the offering.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND CAUTIONARY WARNINGS BEFORE MAKING AN INVESTMENT IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING THE COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT THE COMPANY IS UNAWARE OF OR THAT THE COMPANY CURRENTLY THINKS ARE IMMATERIAL MAY ALSO IMPAIR THE COMPANY'S BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE COMPANY'S BUSINESS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF THE COMMON STOCK COULD DECLINE, AND INVESTORS COULD LOSE ALL OR PART OF ANY INVESTMENT IN THE COMMON STOCK. PROSPECTIVE INVESTORS SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE COMPANY'S FINANCIAL STATEMENTS AND THE RELATED NOTES.

LIMITED OPERATING HISTORY

         The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company only recently entered into the catalog and mail-order distribution of sporting goods and has incurred losses of approximately $680,000 for the year ended June 30, 1998, which includes operating losses, the merger, and developmental expenses. The
Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by start up companies in the marketing industry. To address these risks, the Company must, among other things, effectively develop new relationships and maintain existing relationships with its suppliers, advertisers and customers, provide products at competitive prices, respond to competitive developments, and attract, retain, and motivate qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition, or results of operations.

         Additionally, the limited operating history of the Company makes the prediction of future operating results difficult or impossible, and there can be no assurance that the Company's revenues will increase or even continue at their current level or that the Company will attain profitability or generate cash from operations in future periods.

COMPETITION

         The sports related equipment market in which the Company participates is highly competitive. The Company competes principally in the institutional market with local sporting goods dealers, as well as other direct mail companies. The Company is a new entrant in this market and had sales of approximately $3,285,000 for the year ended June 30, 1998. Most of the Company's direct mail competitors have substantially greater financial resources, a larger customer base, and greater name recognition within the industry than the Company. In addition, the Company's competitors may have larger technical, sales, and marketing resources than the Company. The Company competes on a number of factors, including price, relationships with customers, name recognition, product availability, and quality of service. The Company cannot assure investors that it will compete successfully against its competitors in the future. If the Company fails to compete successfully, its business, financial condition, and results of operations will be materially and adversely affected.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

         The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. The Company anticipates that its revenues will peak in the first and second calendar quarters of each year due primarily to the budgeting procedures of many of its customers, payment cycles, and the seasonal demand for the products offered by the Company. The fourth calendar quarter generally experiences lower revenues due to lessening customer demand as a result of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, and school recesses. The Company does not believe that quarter-to-quarter comparisons of operating results for preceding quarters are necessarily meaningful. Investors should not rely on the results of one quarter as an indication of the Company's future performance.

MANAGING POTENTIAL GROWTH

         The Company has rapidly and significantly expanded its operations, both internally and through the acquisition of other companies, and anticipates that further expansion of its operations and other acquisitions may be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a strain on the Company's management and operational resources. There can be no assurance that the Company's current personnel, systems, procedures, and controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate, or manage required personnel, or that management will be able to successfully identify and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, the Company's business, financial condition, and operating results will be materially and adversely affected.

FUTURE CAPITAL REQUIREMENTS

         The Company's cash flow from existing operations may be insufficient to support the Company's intended expansion of operations or to support future acquisitions. The Company incurred losses of approximately $680,000 for the year ended June 30, 1998. The Company has been funding its operations primarily from the sale of stock to Mr. Blumenfeld and others in February and March of 1998 and working capital loans from Mr. Blumenfeld. The Company may be required to seek third-party financing to raise additional capital needed to support any future growth. There can be no assurance that such additional funding will be available on acceptable terms, if at all. If adequate funds are not available from third parties and if Mr. Blumenfeld is unwilling or unable to make additional loans, the Company may be required to forego strategic decisions or delay, scale back, or eliminate certain aspects of its operations, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's performance is substantially dependent on the skills, experience, and performance of its President and Chief Executive Officer, Michael J. Blumenfeld, as well as on the Company's ability to retain and motivate its other officers and key employees. The Company does not have an employment agreement with Mr. Blumenfeld. The Company does not have "key person" life insurance policies on any of its officers or other employees.

RISKS RELATED TO INTERNATIONAL SUPPLIERS

         The Company derives a significant portion of its revenues from sales of products purchased directly from suppliers in the Far East. In addition, the Company believes that many of the products it purchases from domestic suppliers are produced by foreign manufacturers. Accordingly, the Company is subject to the risks of this international component to its business, including shipment delays, fluctuation in exchange rates, increases in import duties, changes in custom regulations, adverse economic conditions in foreign countries, and political turmoil. The occurrence of any one or more of the foregoing could materially and adversely affect the Company's business, financial condition, and result of operations.

RELIANCE ON THIRD PARTY CARRIERS

         The Company's operations depend upon third party carriers to deliver its catalogs and products to its customers. The operations of such carriers are outside the Company's control. Accordingly, the Company's business reputation and operations are subject to many risks, including shipment delays caused by such carriers, labor strikes by the employees of such carriers, increases in delivery cost, postage rate increases, and other adverse economic conditions. The occurrence of any one or more of the foregoing could adversely affect the Company's business, financial condition, and results of operations.

CONTROL BY MAJOR STOCKHOLDER


         Michael J. Blumenfeld, Chairman, President and Chief Executive Officer of the Company, currently owns 9,691,411 shares of Common Stock, or 57.0% of the Company's outstanding voting Common Stock. Upon completion of this offering, Mr. Blumenfeld will own 9,691,411 shares of Common Stock, or

57.0% of the Company's outstanding voting Common Stock. As a result, Mr. Blumenfeld has the power to initiate or block corporate actions such as an amendment to the Company's Articles of Incorporation, the consummation of any merger, or the sale of all or substantially all of the assets of the Company. In addition, Mr. Blumenfeld may control the election of directors and any other action requiring stockholder approval.


POSSIBLE VOLATILITY OF STOCK PRICE

         Historically, the market price of the Common Stock has been highly volatile and it is likely to continue to be subject to wide fluctuations in the future. The price of the Common Stock is determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and the industry within which it competes, quarterly variations in operating results, and general economic and market conditions. Historically, the weekly trading volume of the Common Stock has been relatively small. Upon completion of the offering, the public float of the Common Stock (the amount of Common Stock held by persons who are not officers and directors of the Company) will substantially increase. The increase in public float could have a significant impact on the price of the Common Stock. In addition, the stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the Common Stock could be affected by such fluctuations.


                                 THE COMPANY

BUSINESS

         The Company is in the business of the mail order marketing of sports equipment primarily to institutional customers located throughout the United States. The Company's principal customers include country clubs, schools, YMCAs and YWCAs (and similar recreational organizations), municipal recreation departments, and other governmental agencies. The Company offers a broad line of sporting equipment, including inflatable balls, nets for various sports, standards and goals for sports, weight lifting equipment, and other recreational products, and provides after sale customer service through toll-free numbers. The Company believes that prompt delivery of a broad range of products at competitive prices, coupled with prompt, accessible customer service, differentiates the Company from its competitors. The Company currently markets approximately 500 sports related equipment products to over 200,000 potential institutional, retail, mass merchant, and team dealer customers.

         The Company currently has a master mailing list of over 200,000 potential customers and intends to distribute approximately 700,000 catalogs and fliers to this audience during Fiscal Year 1999. This mailing list, which has been developed under the supervision of the President of the Company from his 25 years of experience in the industry, is carefully maintained, screened, and cross-checked. The master mailing list is subdivided into various combinations designed to place catalogs in the hands of individual purchase decision makers. The master mailing list is also subdivided by relevant product types, seasons, and customer profiles. The Company also uses other forms of solicitations such as trade shows, telemarketing, broadcast fax programs, and the Internet.

         The Company's revenues are not dependent upon any one or a few major customers. The Company's institutional customers typically receive annual appropriations for sports related equipment, which appropriations are generally spent in the period preceding the season in which the sport or athletic activity occurs. While institutions are subject to budget constraints, once allocations have been made, aggregate levels of expenditures are typically not reduced.

         A majority of the Company's products are purchased from suppliers in the Far East. In addition, the Company believes that many of the products purchased from domestic suppliers are produced by foreign manufacturers. The international supply of products is subject to risks, including shipment delays, fluctuation in exchange rates, changes in custom regulations, adverse economic conditions in foreign countries, and political turmoil, which may affect the Company's ability to deliver its products in a timely and competitive manner.

         Although the vast majority of products to be distributed are purchased in final form, a small percentage of the items require minor fabrication to complete. The Company has welding machines and an assortment of tools to aid in this fabrication process. The raw materials used in this process are in the form of shipping supplies, nuts and bolts, and other commercially available products. The Company believes there are multiple suppliers for these products nationwide.

SEASONAL NATURE OF BUSINESS

         The Company anticipates that its revenues will peak in the second and third calendar quarters of each year due primarily to the budgeting procedures of many of its customers and the seasonal demand for the products offered by the Company. The fourth calendar quarter generally experiences lower revenues due to lessening customer demand as a result of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons, and school recesses.

COMPETITION

         The Company competes in the institutional market with other direct mail marketers of sporting equipment, local sporting goods dealers, and retail sporting goods stores, which collectively dominate the institutional market. The Company competes in the institutional market principally on the basis of price, product availability, and customer service. The Company believes that it has an advantage on the institutional market over traditional sporting goods retailers because its selling prices do not include comparable price markups attributable to wholesalers, manufacturers, and/or distributors. In addition, the Company believes that it has an advantage over other direct mail marketers of sporting goods because it believes that it offers superior products, coupled with prompt and accessible service, at the most competitive prices.

EMPLOYEES

         The Company currently employs 14 persons. None of the Company's employees are represented by a union, and the Company believes its relations with such employees are good.

PROPERTIES

         The Company leases an approximately 30,000 square foot corporate headquarters and warehouse facility located in Farmers Branch, Texas. The facility is under a lease that expires in Fiscal Year 2003. The Company believes that this facility will be adequate for its business needs for the foreseeable future. The Company does not own any real property.

LEGAL PROCEEDINGS

         None.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

                                                               Positions and Offices Held
                  Name                     Age                      With the Company
--------------------------------------     ---     ---------------------------------------------------
Michael J. Blumenfeld.................      52     Chairman  of   the  Board,   President,  and  Chief
                                                   Executive Officer
Arthur J. Coerver.....................      55     Chief Operating Officer and Director
Jeff Davidowitz.......................      41     Director
Robert W. Philip......................      62     Director
William A. Watkins, Jr................      55     Director

         Michael J. Blumenfeld has served as Chairman of the Board, President, and Chief Executive Officer of the Company since February 1998. From July 1997 until February 1998, Mr. Blumenfeld served as President and Chief Executive Officer of Collegiate Pacific, Inc., a Texas corporation that sold all of its assets to the Company in February 1998. From 1992 until November 1996, Mr. Blumenfeld served as Chairman of the Board and Chief Executive Officer of Sport Supply Group, Inc., a public company engaged in the direct mail marketing of sports related equipment.

         Arthur J. Coerver joined the Company in February 1998 as Chief Operating Officer and a director. From 1991 through 1997, Mr. Coerver was Vice President, Sales and Marketing, of Sport Supply Group, Inc., a public company engaged in the direct mail marketing of sports related equipment.

         Jeff Davidowitz has served as a director of the Company since June 1994. Mr. Davidowitz also serves as President of Penn Footwear, a private company that manufactures shoes, since January 1, 1991. Prior to that, Mr. Davidowitz was Vice President of Penn Footwear.

         Robert W. Philip has served as a director of the Company since February 1998. Mr. Philip served as Executive in Residence and Lecturer in the Department of Accounting of the College of Business Administration at the University of North Texas in Denton, Texas from September 1989 until May 1994. Prior to that time, Mr. Philip served as an audit partner with Arthur Andersen, S.C. for approximately 18 years. Mr. Philip is also a director of Medical Control, Inc. (Nasdaq: MDCL), a health care cost management company. Mr. Philip is currently retired from the University of North Texas and Arthur Andersen, S.C.

         William A. Watkins, Jr. has served as a director since February 1998. Mr. Watkins has been a partner of Watkins, Watkins and Keenan, a certified public accounting firm, since December 1971.

EXECUTIVE COMPENSATION

         The Summary Compensation Table below shows compensation for the 1998 fiscal year of each person who is a "Named Executive Officer" (as that term is defined in Item 402 of Regulation S-K to the Securities Act of 1933, as amended).

                                                Annual Compensation               Long Term Compensation
                                         ----------------------------------               Awards
                                                                                  -------------------------
                                                                     Other                       Securities      All
                                                                    Annual        Restricted       Under-       Other
                                                                    Compen-          Stock         lying        Compen-
   Name and Principal                      Salary      Bonus         sation        Award(s)       Options       sation
        Position            Year            ($)         ($)           ($)            ($)            (#)           ($)
-----------------------     ----         ----------    -----        -------       ----------     ----------     -------
  Michael J. Blumenfeld
     Chairman, President
     & Chief Executive
     Officer (1)......      1998         $77,000.00      --           --             --             --            --

(1) Mr. Blumenfeld became Chairman, President, and Chief Executive Officer on February 17, 1998.

DIRECTOR COMPENSATION

         Directors receive no cash compensation for their service on the Board of Directors or any committee of the Board of Directors. Directors are reimbursed for their reasonable out-of-pocket expenses associated with attending Board of Directors and committee meetings.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

         None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to beneficial ownership of shares of Common Stock as of September 24, 1998 for (i) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (ii) each director and nominee for director,
(iii) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above, and (iv) all executive officers and directors as a group:


  Executive Officers and
       Directors(1)            Number of Shares Beneficially Owned      Percent of Class (2)
  ----------------------       -----------------------------------      --------------------
Michael J. Blumenfeld                                    9,691,411                     57.0%
Arthur J. Coerver                                          113,000                         *
Jeff Davidowitz(3)                                         610,000                      3.6%
Robert W. Philip                                            67,500                         *
William A. Watkins, Jr.                                     67,500                         *

Executive Officers and                                  10,649,411                     62.0%
Directors as a Group
(5 persons)


*Less than 1%

(1) The address for each person listed is 13950 Senlac, Suite 200, Farmers Branch, Texas 75235.

(2) Percentages are based on the total number of shares of Common Stock outstanding at June 30, 1998, plus the total number of outstanding options held by each person that are exercisable within 60 days of such date. Shares of Common Stock issuable upon exercise of outstanding options, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted in the following footnotes, other than shared property rights created under joint tenancy or marital property laws as between the Company's directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such stockholder's name.

(3) Includes 25,000 shares issuable upon exercise of an option expiring July 28, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 17, 1998, the Company sold 10,000,000 shares of Common Stock to Michael J. Blumenfeld (9,800,000 shares) and Adam Blumenfeld (200,000 shares) for $0.20 per share, or an aggregate purchase price of $2,000,000, in cash pursuant to the terms and subject to the conditions of that certain Stock Purchase Agreement dated August 18, 1997 by and between the Company and Michael and Adam Blumenfeld. Adam Blumenfeld is the son of Mr. Blumenfeld. Mr. Blumenfeld was not an officer or director of the Company at the time of the execution of the Stock Purchase Agreement. The consideration paid by Mr. Blumenfeld for the Common Stock was based on the average of the high and low bid price of the Common Stock as reported by the NASD on August 18, 1997, the date of the Stock Purchase Agreement.

         On February 17, 1998, in connection with the Stock Purchase Agreement set forth above, the Company sold (i) 100,000 shares of Common Stock to Arthur
J. Coerver, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, (ii) 70,000 shares of Common Stock to Robert W. Philip, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, and (iii) 70,000 shares of Common Stock to William A. Watkins, Jr., who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share.

         Since April 14, 1997, Michael J. Blumenfeld has made loans, net of repayments, to the Company in an aggregate amount approximating $755,000, which are payable on demand and bear interest at the rate of 12% per annum. As of June 30, 1998, the aggregate amount outstanding for such loans (including accrued interest) was $899,836.

                         MARKET PRICE AND DIVIDEND DATA

         The following table sets forth, for the periods indicated, the quarterly range of the high and low bid prices of the Common Stock as reported by the NASD on the Bulletin Board:


Fiscal 1998 Quarter Ended        Low         High
-------------------------      --------    --------
September 30, 1997             $  0.172    $  1.63
December 31, 1997                 1.63        2.25
March 31, 1998                    2.31        2.56
June 30, 1998                     2.35        2.69

Fiscal 1997 Quarter Ended
-------------------------

September 30, 1996             $  0.250    $  0.750
December 31, 1996                 0.125       0.500
March 31, 1997                    0.063       0.328
June 30, 1997                     0.094       0.172

The foregoing quotations reflect inter-dealer prices, without mark-up, mark-down or commissions, and may not reflect actual transactions.

        As of September 24, 1998, there were 484 holders of record of Common Stock, and there were 17,016,833 shares of Common Stock issued and outstanding.

        The Company did not declare or pay any cash or stock dividends on the Common Stock during the fiscal year ended June 30, 1998. The Company currently does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will be dependent upon then existing conditions, including the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the Board deems relevant.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        The Company was incorporated on April 10, 1997 and began business during the latter part of June 1997. Effective February 7, 1998, Collegiate Pacific Inc. entered into a reverse acquisition agreement with DSSI, Inc. ("DSSI"), a publicly held shell corporation. On April 14, 1998, the Company acquired all of the issued and outstanding common stock of another entity. This transaction was accounted for as a purchase, and, accordingly, the results and operations of this entity have been included in the Company's results of operations commencing on April 14, 1998. The Company also completed an acquisition of another entity on May 31, 1998 by issuing common stock for all of the issued outstanding common stock of that entity. This acquisition was accounted for as a pooling of interests and, accordingly, the results of operations of the Company include the results of operations of the pooled entity for the entire fiscal year.

        The Company solicits customers from a variety of catalogs designed for specific uses, including summer camps, baseball, and general sports and recreation. The Company intends to distribute approximately 700,000 catalogs to current and prospective customers during Fiscal Year 1999. The Company also solicits customers through trade shows, road salesmen, broadcast fax programs, telemarketing, and the Internet.

        There were no operations prior to June 30, 1997, and accordingly this discussion covers the year ended June 30, 1998, only.

RESULTS OF OPERATIONS

        The Company generated $3,283,825 in revenue for Fiscal Year 1998. The gross margin and gross margin percentage for Fiscal Year 1998 were $1,177,244 and 36% respectively. The gross margin percentage is expected to improve in Fiscal Year 1999. $1,900,000 of the Fiscal Year 1998 revenues were generated in the last three months of Fiscal Year 1998. The Company expects that its current business will produce Fiscal Year 1999 revenues of $8-10 million.

        The Company incurred selling, general and administrative ("SG&A") expenses of $1,704,859 during Fiscal Year 1998. A portion of these expenses were incurred prior to any significant start up in operations. The Company expects the ratio of SG&A to revenue to decrease as the revenue volumes continue to increase.

        Interest expense for Fiscal Year 1998 amounted to $172,027. All of this interest relates to interest payable on the note to Mr. Blumenfeld. (See "Liquidity and Capital Resources," below)

LIQUIDITY AND CAPITAL RESOURCES

        Cash used in operations amounted to $2,761,611. The significant components of the cash used in operations includes: (a) funding an increase in accounts receivable of $634,862; (b) funding an increase in inventory of $2,149,020; (c) an increase in accounts payable and accrued expenses of $645,528; and (d) a net loss of $678,905.

        The Company generated $246,434 in cash from financing activities. Significant components included: (a) $582,660 in cash in the public entity upon completion of the reverse acquisition; (b) $182,963 used in a business acquisition; and (c) $128,263 used to purchase property and equipment. The Company expects to spend comparable amounts on property and equipment for Fiscal Year 1999.

        The Company generated cash of $754,671 from financing activities from a note payable to Mr. Blumenfeld, and cash of $2,275,000 from the sale of common stock, such stock being sold in connection with the recapitalization of the Company.

        Management believes that the Company has adequate resources to satisfy its cash requirements over the next 12 months. There are no material capital commitments planned or pending. As of June 30, 1998, the Company had no commercial bank debt, approximately $514,000 in cash, and approximately $686,000 due from customers in accounts receivables. Since its inception in 1998, Michael
J. Blumenfeld has made loans to the

Company in an aggregate amount approximating $755,000, which are payable on demand and bear interest at the rate of 12% per annum. As of June 30, 1998, the aggregate amount outstanding for such loans (including accrued interest) was $899,836. The Company is in various stages of discussions with several commercial lenders to arrange financing of inventories and accounts receivables as the situation merits. The Company is actively involved in seeking expansion through acquisitions and/or joint ventures, and the success of such efforts may require additional bank, debt, or equity financings.

        The Company currently employs 14 people and believes that this employment is satisfactory for its financial performance during Fiscal Year 1999.

                                 LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of the Company as of June 30, 1998 and for the year then ended, are incorporated by reference in the Registration Statement of which this Prospectus is a part in reliance on the report of SUTTON FROST LLP, independent auditors, which report is incorporated by reference herein. The consolidated financial statements audited by SUTTON FROST LLP have been incorporated by reference herein in reliance on its reports given as its authority as an expert in accounting and auditing.

                                INDEMNIFICATION

         The Company's Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Pennsylvania Business Corporation Law ("PBCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the PBCL for officers and directors.

         PBCL Section 410 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

         The indemnification provisions contained in the Company's Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

         Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
Index to Consolidated Financial Statements............................................................... 17
Report of Independent Accountants........................................................................ F-2
Consolidated Balance Sheet as of June 30, 1998 (audited)................................................. F-3
Consolidated Statement of Operations for the year ended June 30, 1998 (audited).......................... F-4
Consolidated Statement of Stockholders' Equity for the year ended June 30, 1998 (audited)................ F-5
Consolidated Statement of Cash Flows for the year ended June 30, 1998 (audited).......................... F-6
Notes to Consolidated Financial Statements............................................................... F-8

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED JUNE 30, 1998

                                      WITH

                         REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheet of COLLEGIATE PACIFIC INC. AND SUBSIDIARIES as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows from for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of COLLEGIATE PACIFIC INC, AND SUBSIDIARIES as of June 30, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                        SUTTON FROST LLP

Arlington, Texas
August 25, 1998

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998


                                     ASSETS

Current assets:
         Cash and cash equivalents                                                        $   514,494
         Accounts receivable                                                                  685,974
         Inventory                                                                          2,149,020
         Prepaid expenses and other current assets                                             40,064
                                                                                          -----------
                  Total current assets                                                      3,389,552


Property and equipment, net                                                                   120,626

Other assets:
         License agreements (net of accumulated amortization of $12,408)                      279,258
         Goodwill (net of accumulated amortization of $7,590)                                 544,156
         Other assets, net                                                                     54,552
                                                                                          -----------
                                                                                          $ 4,388,144
                                                                                          ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                                                 $   552,618
         Accrued expenses                                                                     192,066
         Note payable to stockholder                                                          754,671
         Other current liabilities                                                             54,965
                                                                                          -----------
                  Total current liabilities                                                 1,554,320
Deferred rent                                                                                   4,400
                                                                                          -----------
                  Total liabilities                                                         1,558,720
                                                                                          -----------

Commitments and contingencies (Notes 9 and 10)

Stockholders' equity:
         Common stock, $.01 par value; authorized 20,000,000
            shares; 17,016,833 shares issued and outstanding                                  170,168
         Additional paid-in capital                                                         3,320,804
         Accumulated deficit                                                                 (629,928)
                                                                                          -----------
                                                                                            2,861,044
         Less notes receivable from stockholders                                              (31,620)
                                                                                          -----------
                  Total stockholders' equity                                                2,829,424
                                                                                          -----------
                                                                                          $ 4,388,144
                                                                                          ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998


Sales                                                                 $ 3,283,825
Cost of sales                                                           2,106,581
                                                                      -----------
         Gross profit                                                   1,177,244

Selling, general and administrative expenses                            1,704,859
                                                                      -----------
         Operating loss                                                  (527,615)
                                                                      -----------
Other income (expense):
   Interest expense                                                      (172,027)
   Interest income                                                         20,737
                                                                      -----------
         Total other income (expense)                                    (151,290)
                                                                      -----------

         Net loss                                                     $  (678,905)
                                                                      ===========

Weighted average shares of common stock outstanding                     7,270,711
                                                                      ===========

Net loss per share of common stock (basic and diluted)                $     (0.09)
                                                                      ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                        FOR THE YEAR ENDED JUNE 30, 1998


                                          Common Stock             Additional     Accumulated
                                   ---------------------------
                                     Shares           Amount     Paid-in Capital     Deficit           Total
                                   -----------     -----------   ---------------   -----------      -----------
Balance at June 30, 1997                 1,000     $        10     $       990     $        --      $     1,000

Effect of recapitalization and
     reverse split (Note 1)         16,000,000         160,000       2,699,306              --        2,859,306

Issuance of stock for purchase
    of Vantage Products
    International, Inc.                400,000           4,000          16,000          48,977           68,977
                                   -----------     -----------     -----------     -----------      -----------

Balance at June 30, 1997,
    as restated                     16,401,000         164,010       2,716,296          48,977        2,929,283

Issuance of stock for cash             345,000           3,450          65,550              --           69,000

Issuance of stock for
    purchase of Product
    Merchandising, Inc.                137,500           1,375         273,625              --          275,000

Issuance of stock for
    license agreements                 133,333           1,333         265,333              --          266,666

Net loss                                    --              --              --        (678,905)        (678,905)
                                   -----------     -----------     -----------     -----------      -----------
Balance at June 30, 1998            17,016,833     $   170,168     $ 3,320,804     $  (629,928)     $ 2,861,044
                                   ===========     ===========     ===========     ===========      ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 1998



Reconciliation of net loss to net cash
     used by operating activities:
         Net loss                                                                  $  (678,905)
         Adjustments to reconcile net loss to net cash
           used by operating activities
             Depreciation                                                               23,606
             Amortization                                                               26,420
             Change in assets and liabilities, net of effects of business acquisitions:
                      Accounts receivable                                             (634,862)
                      Inventory                                                     (2,149,020)
                      Prepaid expenses and other current assets                        (40,064)
                      Other assets, net                                                 48,029
                      Accounts payable                                                 455,477
                      Accrued expenses                                                 190,051
                      Other liabilities                                                 (6,743)
                      Deferred rent                                                      4,400
                                                                                   -----------
                  Net cash used by operating activities                             (2,761,611)
                                                                                   -----------
Cash flows from investing activities:
         Purchase of property and equipment                                           (128,263)
         Cash in public entity in connection with reverse acquisition                  582,660
         Cash paid for licenses                                                        (25,000)
         Cash used in business acquisition net of cash acquired                       (182,963)
                                                                                   -----------
                  Net cash provided by investing activities                            246,434
                                                                                   -----------
Cash flows from financing activities:
         Net proceeds from note payable to stockholder                                 754,671
         Proceeds from issuance of common stock                                      2,275,000
                                                                                   -----------
                  Net cash provided by financing activities                          3,029,671
                                                                                   -----------
                  Increase in cash                                                     514,494
Cash and cash equivalents at beginning of year                                              --
                                                                                   -----------
Cash and cash equivalents at end of year                                           $   514,494
                                                                                   ===========

              The accompanying notes are an integral part of these
                      consolidated financial statements.


                                  (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 1998
                                   (Continued)



Noncash investing activities:

    Common stock issued to stockholders for notes receivable     $  31,620
                                                                 =========
    Common stock issued for license agreements                   $ 266,666
                                                                 =========
    Common stock issued for purchase of subsidiary               $ 275,000
                                                                 =========


               The accompanying notes are an integral part of these
                       consolidated financial statements.

                        COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    JUNE 30, 1998



1 - GENERAL AND BACKGROUND

Collegiate Pacific Inc. ("CPI") was incorporated on April 10, 1997 and began business in June 1997. The Company is a Pennsylvania corporation and is primarily engaged in the mail order marketing of professional sports equipment to schools, colleges and other organizations throughout the United States.

Effective February 17, 1998 CPI entered into a reverse acquisition agreement with DSSI, Inc. ("DSSI"), a publicly held "shell" corporation. DSSI issued 9,800,000 (approximately 62.5%) shares of DSSI's voting common stock in exchange for all of the outstanding shares of CPI (a tax free organization). The public entity then changed its name to Collegiate Pacific, Inc. The year end was previously December 26, but changed to June 30, the public entities year end. For accounting purposes, the reorganization of CPI and the public company is regarded as an acquisition by a public company of all of the outstanding stock of CPI and is accounted for as a recapitalization of CPI, with CPI as the acquirer (a reverse acquisition). Accordingly, the financial statements prior to the reverse acquisition date included herein are those of CPI.

Of the $678,905 loss for the year ended June 30, 1998, $50,026 related to non-cash charges resulting from amortization and depreciation expense. As the result of the February 17, 1998 reverse acquisition with DSSI, the Company incurred acquisition related expenses including the operating losses incurred by DSSI. The Company also expensed approximately $337,000 of advertising, postage and catalog expenses incurred during the year ended June 30, 1998.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The consolidated financial statements include the accounts of CPI and its wholly owned subsidiaries Product Merchandising, Inc. ("PMI") and Vantage Products, Inc. ("VPI") (collectively referred to as the "Company"). Significant intercompany accounts and transactions have been eliminated.

FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATIONS

Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash and accounts receivable. Cash deposits are placed with high credit quality financial institutions to minimize risk. Accounts receivable are unsecured.


                                   (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

                                   (Continued)



2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ESTIMATES AND ASSUMPTIONS

Management uses estimates and assumptions in preparing consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates used in preparing the accompanying consolidated financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories are carried at the lower of cost or market using the average cost method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (5 to 7 years). The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

GOODWILL

Goodwill is the difference between the purchase price paid and liabilities assumed over the estimated fair market value of assets acquired from PMI. Goodwill acquired in connection with this acquisition amounted to approximately $552,000 and is being amortized using the straight-line method over 15 years. Amortization expense amounted to $7,590 for the year ended June 30, 1998. On an on-going basis management reviews recoverability, the valuation and amortization of goodwill. As a part of this review, the Company considers the undiscounted projected future net earnings in evaluating the goodwill. If the undiscounted future net earnings were less than the stated value, goodwill would be written down to fair value.

LICENSE AGREEMENTS

License agreements represent amounts paid to acquire exclusive distribution rights for specific products and are amortized over their estimated useful life ranging from 3 to 15 years. Amortization expense was $12,408 for the year ended June 30, 1998.



                                   (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1998

                                   (Continued)



2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK BASED COMPENSATION

The Company measures compensation cost for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". The difference, if any, between the fair value of the stock on the date of grant over the amount received for the stock is accrued over the related vesting period. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation,"
("SFAS 123") requires companies electing to continue to use APB 25 to account for its stock-based compensation plan to make pro forma disclosures of net income and earnings per share as if SFAS 123 had been applied.

INCOME TAXES

The Company utilizes the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income, valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

ADVERTISING

The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at June 30, 1998. Advertising expense approximated $337,000 for the year ended June 30, 1998.

LOSS PER SHARE

Loss per common share was computed by dividing the net loss by the weighted average number of shares of common stock outstanding. The effect of outstanding options on the computation of net loss per share would be anti-dilutive and therefore is not included in the computation of weighted average shares.




                                   (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1998
                                   (Continued)




3 - BUSINESS ACQUISITIONS


VANTAGE PRODUCTS INTERNATIONAL, INC.

On May 31, 1998, the Company issued 400,000 shares of its common stock in exchange for all the outstanding shares of VPI common stock. This transaction was accounted for as a pooling-of-interests and, accordingly, common stock, additional paid-in capital and accumulated deficit at June 30, 1997 have been adjusted.

PRODUCT MERCHANDISING, INC.

On April 14, 1998, the Company acquired all of the issued and outstanding common stock of PMI for $200,000 cash and 137,500 shares of CPI common stock valued at a fair market value of $2.00 per share. The acquisition has been accounted for as a purchase and, accordingly, the net assets and results of operations of PMI have been included in the Company's consolidated financial statements commencing on April 14, 1998. The total acquisition cost exceeded the fair value of the net assets acquired by approximately $552,000.

4 - PROPERTY AND EQUIPMENT

Property and equipment at June 30, 1998 consist of the following:

               Displays                                  $   1,237
               Leasehold improvements                        6,178
               Fixtures and equipment                      167,927
               Automobile                                   11,700
                                                         ---------

                        Total property and equipment       187,042
               Less accumulated depreciation               (66,416)
                                                         ---------

                        Property and equipment, net      $ 120,626
                                                         =========

5 - NOTE PAYABLE TO STOCKHOLDER

The note payable to stockholder (also the president of the Company) is payable on demand, uncollateralized, and bears interest at an annual rate of 12%. Accrued interest on this note totaled $145,165 at June 30, 1998, and is included in accrued expenses.

                                   (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1998
                                   (Continued)



6 - FEDERAL INCOME TAXES

As of June 30, 1998, the Company had a net operating loss carryforward of approximately $680,000 to offset future federal and state taxable income. The loss expires in 2013. No deferred tax asset for the net operating loss has been included in the accompanying consolidated balance sheet due to the uncertainty of future results of operations. As of June 30, 1998, there are no other significant deferred tax assets or liabilities.

As of June 30, 1997, DSSI had net operating loss carryforwards of approximately $14,200,000. The utilization of such net operating losses is subject to limitation due to a change in the ownership of DSSI during the year ended June 30, 1998 of greater than 50%. The utilization of net operating losses may be further limited should future ownership changes occur.

7 - RELATED PARTY TRANSACTIONS

Included in accounts payable at June 30, 1998 is $100,000 due to the prior owner of PMI. This amount was paid subsequent to June 30, 1998.

8 - STOCK OPTIONS

On September 22, 1994, DSSI established a non-qualified stock option plan which provides for the granting of non-qualifying stock options to purchase up to 500,000 shares of common stock at the fair market value at the date of grant. There were 345,000 options outstanding at June 30, 1998. No shares were granted, exercised or cancelled during the year ended June 30, 1998.

A summary of the Company's option and warrant activity for the year ended June 30, 1998 follows:


                                            Warrants          Warrants                            Options
                                           issued in         issued to          Warrants         issued to
                                        connection with  Directors, Officers    issued to       Officers and
                                        Rights Offering    and Employees      Other Parties       Employees
                                        ---------------  -------------------  -------------     ------------
Outstanding at June 30, 1997                   182,808           144,681             88,540          345,000
         Options and warrants expired         (182,808)         (144,681)           (88,540)              --
                                          ------------      ------------      -------------     ------------

Outstanding at June 30, 1998                        --                --                 --          345,000
                                          ============      ============      =============     ============

Exercise price of outstanding options               --                --                 --      $.025-$0.62


                                   (Continued)

                    COLLEGIATE PACIFIC INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

                                  JUNE 30, 1998
                                   (Continued)



8 - STOCK OPTIONS (Continued)

At June 30, 1998, 210,000 shares are exercisable at $0.25 and 135,000 are exercisable at $0.625. The remaining contractual life for the $0.25 options is
1.6 years and the remaining contractual life for the $0.625 options is 1.1 years. All of these options are currently exercisable.

9 - LEASES

The Company leases office and warehouse facilities located in Dallas, Texas and Memphis, Tennessee under the terms of operating leases which expire at various dates through 2003. Rent expense approximated $90,000 for the year ended June 30, 1998.

Future minimum lease commitments on all operating leases with terms in excess of one year are as follows:

                        1999     $ 100,470
                        2000        94,890
                        2001       104,000
                        2002       105,000
                        2003         8,750

10 - PURCHASE COMMITMENT

Pursuant to an exclusive license agreement with a supplier, the Company has a commitment at June 30, 1998 to purchase approximately $180,000 worth of product from the supplier through February 1999. If the Company fails to purchase this amount, the supplier will have the right to terminate the agreement.

                                    PART II

ITEM 24.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the Pennsylvania Business Corporation Law ("PBCL") against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the PBCL for officers and directors.

         PBCL Section 410 provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, agent or employee of the Company or who serves or served at the Company's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

         The indemnification provisions contained in the Company's Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


                 Registration fee                                   $ 1,685
                 Accounting fees and expenses                        21,000*
                 Legal fees and expenses                             15,000*
                 Miscellaneous expenses                               2,315*
                                                                    -------
                          Total:                                    $40,000*
                                                                    -------


-------------------
*  Estimated

All of the above expenses will be paid by the Company.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information as of June 30, 1998 regarding all sales of unregistered securities of the Registrant during the past three years. All such shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act.

         On February 17, 1998, the Company sold 10,000,000 shares of Common Stock to Michael J. Blumenfeld (9,800,000 shares) and Adam Blumenfeld (200,000 shares) for $.20 per share (the average of the bid and ask price of the Common Stock on August 18, 1997, the date of the Stock Purchase Agreement between the Company and Mr. Blumenfeld), or an aggregate purchase price of $2,000,000, in cash pursuant to the terms and subject to the conditions of that certain Stock Purchase Agreement dated August 18, 1997 by and between the Company and Mike Blumenfeld and Adam Blumenfeld.

         On February 17, 1998, in connection with the Stock Purchase Agreement set forth above, the Company sold (i) 100,000 shares of Common Stock to Arthur
J. Coerver, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, (ii) 70,000 shares of Common Stock to Robert W. Philip, who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share, and (iii) 70,000 shares of Common Stock to William A. Watkins, Jr., who became a director of the Company upon consummation of the Stock Purchase Agreement, at $.20 per share.

         On February 24, 1998, the Company issued 100,000 shares of Common Stock to Equipmart, Inc., a Texas corporation, in consideration of Equipmart, Inc. entering into a Distribution Agreement with the Company.

         On March 7, 1998, the Company issued 33,333 shares of Common Stock to FunNets, Inc. in consideration of FunNets, Inc. entering into a Distribution Agreement with the Company.

         On April 14, 1998, the Company issued Richard and Patti Hershorin 137,500 shares of Common Stock as partial consideration for the acquisition by the Company of all of the issued and outstanding common stock of Product Merchandising, Inc. pursuant to the terms and subject to the conditions of that certain Agreement for Purchase and Sale of Stock dated April 14, 1998 by and between the Company, Product Merchandising, Inc., and Richard and Patti Hershorin.

         On May 31, 1998, the Company issued 400,000 shares of Common Stock to Cary Bawcum, Stanley Graber, Frank A. Jones, and Joel W. Brown as consideration for the acquisition by the Company of Vantage Products International, Inc. pursuant to the terms and subject to the conditions of that certain Plan and Agreement of Merger dated as of May 31, 1998 by and between the Company, Vantage Products International, Inc., and the stockholders of Vantage Products International, Inc.

         In connection with each of the foregoing transactions, each purchaser was provided access to all relevant information regarding the Company and represented to the Company that they were "sophisticated" investors purchasing the shares for investment purposes only and with no view toward distribution.

ITEM 27. EXHIBITS.

         The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 28. UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect
                 to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 1998.


                             COLLEGIATE PACIFIC INC.

                             By: /s/ MICHAEL J. BLUMENFELD
                                ----------------------------------------------
                                  Michael J. Blumenfeld,
                                  Chairman, President, Chief Executive Officer
                                  and Director (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                 Title                                      Date
         ---------                                 -----                                      ----
*By: /s/ MICHAEL J. BLUMENFELD                  Chairman, President, Chief Executive        October 26, 1998
     -------------------------------            Officer, and Director
     Michael J. Blumenfeld                      (Principal Executive Officer)
     Attorney In Fact

     *                                          Chief Operating Officer and Director        October 26, 1998
     ------------------------------             (Principal Financial and Accounting
     Arthur J. Coerver                          Officer)

     *                                          Director                                    October 26, 1998
     -------------------------------
     Jeff Davidowitz

     *                                          Director                                    October 26, 1998
     -------------------------------
     Robert W. Philip

     *                                          Director                                    October 26, 1998
     -------------------------------
     William A. Watkins, Jr.

                               INDEX TO EXHIBITS


           Exhibit
            Number                                  Description of Exhibits
            ------                                  -----------------------
         2.1            Purchase and  Sale Agreement dated March  14, 1997 for the  sale of the majority of the Company's assets and business to Casco Standards, Inc. (7)
         2.2            Stock Purchase Agreement dated August 18, 1997 with Michael J. Blumenfeld. (9)
         3.1            Copy of Articles of Incorporation of the Company. (1)
         3.2            Copy of Certificate of Amendment to Articles of Incorporation of the Company
                        filed on December 29, 1987. (1)
         3.3            Copy of Certificate of Amendment to Articles of Incorporation of the Company
                        filed on December 24, 1991. (1)
         3.4            Copy of Certificate of Amendment to Articles of Incorporation of the Company
                        filed on May 5, 1993. (2)
         3.5            Copy of Certificate of Amendment to Articles of Incorporation of the Company
                        filed June 30, 1997. (8)
         3.6            Copy of By-Laws of the Company. (1)
         4.1            Specimen Certificate of Common Stock, $0.01, par value, of the Company. (10)
         5.1            Opinion of Hughes & Luce, L.L.P.
         10.1           Copy of Warrant Agency Agreement dated as of June 4, 1993 between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent. (3)
         10.2           Proof of Redeemable Warrant expiring June 3, 1996 of the Company. (3)
         10.3           Form of Underwriter's Unit Purchase Warrant of the Company. (4)
         10.4           Form of Underwriter's Warrant of the Company. (4)
         10.5           Copy of the 1988 Stock Option Plan of the Company. (1)
         10.6           Copy of the 1994 Stock Option Plan of the Company. (6)
         10.7           Copy of Employee Restricted Stock Plan of the Company. (5)
         10.8           Copy of Lease dated July  1, 1997 between the Company, as tenant, and Post-
                        Valwood, Inc., as landlord. (10)
         10.9           Copy of exclusive Distribution Agreement dated February 24, 1998, between the
                        Company and Equipmart, Inc. (10)
         10.10          Copy of exclusive Distribution Agreement dated March 7, 1998, between the
                        Company and FunNets, Inc. (10)
         10.11          Copy of exclusive Distribution Agreement dated March 21, 1998, between the
                        Company and Pro Gym Equipment, Inc. (10)
         10.12          Copy of the Stock Acquisition Agreement dated April 14, 1998, between the
                        Company and Product Merchandising, Inc. (10)
         10.13          Copy of the Agreement and Plan of Merger dated May 31, 1998, between the
                        Company and Vantage Products International, Inc. (10)
         23.1           Consent of Hughes & Luce, L.L.P. (included in Exhibit 5.1)
         23.2           Consent of SUTTON FROST LLP
         24.1           Power of Attorney (included in Part II of this Registration Statement)

--------------------

(1) Filed as an exhibit to the Company's Registration Statement on Form S-18, File No. 33-19770-NY.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993.

(3)      Filed as an exhibit to the Company's Form 8-A dated June 28, 1993.

(4) Filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 1993.

(5) Filed as an exhibit to a Post-Effective Amendment to the Company's Registration Statement on Form S-18, File No. 33-19770-NY.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1994.

(7) Filed as an exhibit to the Company's Definitive Proxy Statement for its Annual Meeting held on June 16, 1997.

(8) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997.

(9) Filed as an exhibit to the Company's Form 8-K/A filed on September 11, 1997.

(10) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998.